EXHIBIT 99.1

Contact:
Wayne I. Danson
Chief Executive Officer
John E. Donahue
Chief Financial Officer
Ph: 646-227-1600

Encompass Group Finalizes the Acquisition of Tritronics Inc.

New York, New York, August 4, 2008 - Encompass Group Affiliates, Inc. (OTC Bulletin Board: ECGA), an integrated company serving the consumer electronics segment of the reverse logistics industry, announced today that it has completed the acquisition of privately held Tritronics Inc. An industry-leading original equipment manufacturer parts distributor for over thirty years, Tritronics has operations in Baltimore and Miami, and distributes consumer electronic replacement parts and accessories to thousands of independent service dealers and OEM authorized service centers throughout the United States and Mexico.

The Company acquired all of the outstanding equity interests in Tritronics in exchange for consideration consisting of $9 million in cash, a subordinated promissory note in the principal amount of $1 million and an equity interest in the Company in the form of approximately 2.8 billion restricted shares of the Company’s common stock.

The acquisition and related transaction costs were financed from the issuance of Series B subordinated notes from the Company’s existing lending sources and the sale of approximately $4.2 million of Series E redeemable non-convertible preferred stock to certain of the Company’s existing investors, principally to an affiliate of H.I.G. Capital, LLC.

Wayne I. Danson, Encompass Group’s president and chief executive officer explained the strategic impact of the acquisition. “With Tritronics joining the Encompass family of companies, our distribution power is dramatically enhanced. It immediately enables us to expand our distribution from a largely institutional base to include thousands of smaller independent service centers and authorized service centers operating throughout the United States.” said Danson. “Coupled with its sister company, Vance Baldwin, Tritronics will also expand our service and value-added offerings, and adds the proven management talent of Tritronics’ Kim Wagner, Randy Williams and Jim Scarff, each of whom will continue to manage and operate Tritronics’ business.”

Danson noted that, “The Tritronics acquisition follows Encompass Group’s recent designation as the sole primary North American digital parts distributor for Philips Electronics. These two events will result in an immediate growth in our distribution business of over 50%, less than one year after our acquisition of Vance Baldwin.” stated Danson. “We believe this is another major step forward in executing our strategy to be a vertically integrated full-service provider in the reverse logistics segment of the consumer electronics industry.”

Kim Wagner, President and CEO of Tritronics, agreed that the synergies resulting from the acquisition would create a powerful market advantage. “Our family continues to be committed to the independent consumer electronics repair industry. Now, by joining forces with a dynamic and growing organization such as Encompass Group, we’ll be better positioned to offer a broader range of value-added services to our customers” said Wagner. “We are very excited about this milestone in the company’s long history.”

For the fiscal year ended April 30, 2008, Tritronics recorded sales revenue of approximately $21.8 million (unaudited).

About Encompass Group Affiliates, Inc.

Encompass Group Affiliates, Inc. (OTC Bulletin Board: ECGA), is a New York-based company that specializes in the consumer electronic after-market service and supply chain, known as reverse logistics. Encompass Group Affiliates acquires businesses that provide computer and electronic repair services, parts distribution and asset management services. Encompass Group Affiliates addresses the full scope of this multi-billion market - including the end-user driven product support and repair industry, as well as the manufacturer-driven recovery and e-Waste industry. It provides single-source lifecycle management services for technology products, currently in the North American market, with accelerating growth towards a global presence. The Company’s market position is based on its distinctive ability to provide single-point, comprehensive lifecycle service on a competitive basis. For more information about Encompass Group Affiliates, Inc visit our website at http:// www.encompass.com

About Tritronics, Inc.

Tritronics, established in 1975, is a distributor of consumer electronic parts and accessories.  With warehouses in Miami, Florida and Abingdon, Maryland, Tritronics has been providing parts and value-added services to the independent consumer electronic industry for over 30 years.  Tritonics delivers not only parts, but a level of service and technology that helps its customers maintain world-class service. The company has received a host of industry awards over the years, including the National Electronic Service Dealer’s Associations’ PARTner’s in Excellence Award, Sharp Distributor of the Year and Toshiba Distributor of the year.  The company also distributes a full line of service aids and test equipment. For more information about Tritronics, Inc. visit http:// www.tritronicsinc.com

About Vance Baldwin Electronics

Vance Baldwin Electronics, an Encompass Group Affiliates company, is an industry leading Original Equipment Manufacturer Parts Distributor. In continuous operation for more than fifty years and operating from south Florida, Vance Baldwin distributes more than 150 brands annually for consumer electronics, computers, printers and office equipment. Vance Baldwin also provides service aids and industrial products such as cable, tools, test equipment, cleaners and other installation equipment. Its distribution facilities located near Atlanta, Georgia, allows for 2 day delivery to the vast majority of the United States with UPS Ground Service. It maintains a call center with highly trained parts consultants to receive customer calls and provide assistance with parts selection and ordering. For more information about Vance Baldwin Electronics, visit www.vancebaldwin.com

About Cyber-Test

Cyber-Test, an Encompass Group Affiliates company, is an established electronic equipment repair facility located in Orlando, Florida. The company specializes in the repair and exchange of consumer and office electronic equipment, providing board-level and whole-unit repair to third-party warranty compa-nies, OEMs, national retailers and national office equipment dealers. Cyber-Test, in continuous operation since 1986, offers Level II and Level III call center technical support, service contract administration and support and asset recovery programs. The company’s expertise is rooted in depot repairs, advance exchange services, reverse engineering logistics, and help desk technical support. For more information, visit Cyber-Test’s website at http://www.equipfix.com.

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This release and oral statements made from time to time by Encompass Group Affiliates, Inc.’s representatives concerning the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as “expects,” “anticipate,” “plans,” “should,” “believes,” “will,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, as well as inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Encompass Group Affiliates, Inc. with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.